Exhibit 99.2

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PLANS TO ISSUE $500 MILLION OF

SENIOR NOTES IN PRIVATE OFFERING TO REFINANCE ITS

SENIOR NOTES DUE 2024 AND 2025

NEW YORK, NY, January 14, 2021 – Mercer International Inc. (Nasdaq: MERC) (the “Company”) today announced that it intends to offer for sale (the “Offering”) $500.0 million in aggregate principal amount of senior notes due 2029 (the “2029 Notes”).

The Company intends to use the net proceeds of the Offering to finance the previously announced offer to purchase (the “Tender Offer”) or any subsequent redemption of all $250 million in aggregate principal amount of its 6.500% Senior Notes due 2024 (the “2024 Notes”) and the partial redemption of its 7.375% Senior Notes due 2025 (the “2025 Notes”).

The Tender Offer is scheduled to expire at 5:00 p.m. Eastern Time on January 21, 2021 (the “Expiration Time”), unless extended or earlier terminated. The consideration to be paid for each $1,000 principal amount of the 2024 Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time is $1,018.35, plus accrued and unpaid interest on the 2024 Notes from the last interest payment date up to, but not including, the Settlement Date (as defined below). Assuming the Tender Offer is not extended, we expect that the Tender Offer will settle and payment will be made on January 26, 2021 (the “Settlement Date”), including with respect to 2024 Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase. If less than all of the 2024 Notes are tendered in the Tender Offer, we intend to redeem any 2024 Notes that remain outstanding at a call price of $1,016.25 per $1,000 in principal amount of 2024 Notes redeemed, plus accrued and unpaid interest. Notice of such redemption was given in accordance with the terms and conditions of the indenture governing the 2024 Notes. We currently expect the redemption date for the 2024 Notes to be February 13, 2021. This press release is not a notice of redemption.

The 2029 Notes will be offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The 2029 Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2029 Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company’s intentions regarding the consummation of the Offering, and the intended use of proceeds and the completion of the refinancing of the 2024 Notes and the partial redemption of the 2025 Notes. “Forward looking statements” involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These statements are based on the Company’s management’s estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the Offering or the refinancing of the 2024 Notes and partial redemption of the 2025 Notes, which estimates are believed to be reasonable, though inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099